Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
TTM Technologies, Inc.:
We consent to the use of our reports dated March 15, 2010, with respect to the consolidated balance sheets of TTM Technologies, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and related consolidated financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report on the consolidated financial statements of TTM Technologies, Inc. and subsidiaries refers to a change in method of accounting for uncertainties in income taxes effective January 1, 2007, due to the adoption of Financial Accounting Standards Board (FASB) Interpretation 48, “Accounting for Uncertainty in Income Taxes”, included in ASC Subtopic 740-10, “Income Taxes —Overall”, and a change in method of accounting for convertible debt instruments effective January 1, 2009, due to the adoption of FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, included in ASC Subtopic 470-20, “Debt with Conversion and Other Options”, and the consolidated financial statements have been adjusted for the retrospective application of this standard.

/s/ KPMG LLP
Salt Lake City, Utah
March 15, 2010